Ally Financial Reports Preliminary Third Quarter 2012 Financial Results

•	Third quarter 2012 net income of $384 million and core pre-tax income of $559 million

•	Strong underlying operating performance in the core businesses

•	Significant progress on the sale of international businesses, reaching agreements to sell Canadian operations and Mexican insurance business

•	ResCap bankruptcy process continues to move forward as anticipated

NEW YORK (Nov. 2, 2012) – Ally Financial Inc. (Ally) today reported net income of $384 million for the third quarter of 2012, compared to a net loss of $898 million in the prior quarter and a net loss of $210 million for the third quarter of 2011. The company reported core pre-tax income of $559 million for the third quarter of 2012, compared to a core pre-tax loss of $753 million in the prior quarter and core pre-tax income of $119 million in the comparable prior year period. Core pre-tax income/loss reflects income from continuing operations before taxes and original issue discount (OID) amortization expense primarily from bond exchanges.

Results for the quarter were driven by continued strong and stable performance in the Global Automotive Services business, resulting from earning asset growth from a more profitable origination mix, despite intensifying competition for auto finance assets. Performance was also impacted by strong gain on sale revenue and favorable mortgage servicing rights (MSR) activity, net of hedge, in Mortgage Operations.

“Ally’s third quarter results demonstrated the strength of the core fundamentals of the business,” said Ally Chief Executive Officer Michael A. Carpenter.  “The U.S. auto finance franchise continued to produce strong and consistent results despite a highly competitive market, with earning assets up 21 percent and net financing revenue up 22 percent from last year.  In addition, the insurance business had the highest level of written premiums since 2008.”

Carpenter continued, “Ally Bank again demonstrated the potential of this leading franchise with retail deposits up 22 percent and customer accounts up 24 percent year-over-year.  The Bank was also recognized as the Best Online Bank by MONEY® Magazine.

“Ally has achieved significant momentum in its strategic plans, and reached agreements to sell businesses that hold about half of the approximately $30.6 billion in assets from its international operations, with a pre-tax estimated $1.2 billion gain on sale.  Definitive agreements were reached for the Canadian operations and Mexican insurance business in October, and we expect to identify plans for the remaining operations in Europe and Latin America this month,” said Carpenter.

Carpenter concluded, “Also in October, Ally Bank announced it began a process to evaluate strategic alternatives for its agency MSR portfolio and mortgage business lending operation, which is another step in its plan to effectively exit the agency mortgage business.  The steps we are taking, coupled with the strength of the underlying auto finance and direct banking franchises, will support Ally’s plan to repay the remaining U.S. Treasury investment and thrive going forward.”

Strategic Actions Update

Significant progress has been made since Ally announced key strategic actions aimed at strengthening the company's longer term financial profile and accelerating repayment of the U.S. Treasury's investment.

International Businesses

In October, Ally took significant steps toward its plan to pursue alternatives for the international businesses by announcing agreements to sell its Mexican insurance business, and its auto finance and deposit businesses in Canada, both at premiums to book value. Ally expects these sales to generate meaningful gains, as well as excess capital and liquidity, which will support the company’s plans to repay the U.S. taxpayer.

International Entities Summary1

($ billions)

Business	Assets	Tangible Book Value	Proceeds	Pre-Tax Estimated Gain[3]
ABA Seguros	$1.0	$0.4	$0.9	$0.3
Canada[2]	13.6	3.5	4.1	0.9
Europe	9.1	1.8	TBD	TBD
Latin America	6.9	1.5	TBD	TBD
Total	$30.6	$7.2

1. As of 9/30/12

2. Canada includes ACCL and ResMor Trust (includes assets from NAO and Corp/Other segments)

3. Pre-tax estimated gain subject to change. Includes amounts in OCI to be realized. Gains to be recognized at closing expected in 1H13.

On Oct. 17, Ally announced it had reached a definitive agreement to sell its Mexican insurance business, ABA Seguros, to the ACE Group, one of the world’s largest multiline property and casualty insurers. The transaction has a purchase price of $865 million, a substantial premium over the $430 million approximate book value of the operations as of Sept. 30, 2012. The transaction is subject to regulatory approvals.

The company also announced on Oct. 23 that it had agreed to sell its Canadian auto finance operation, Ally Credit Canada Limited, and ResMor Trust to Royal Bank of Canada. Ally will receive an approximately $620 million premium to book value, which for the third quarter of 2012 was approximately $3.5 billion. Ally would receive approximately $4.1 billion in proceeds from this transaction, including a dividend prior to the closing of a minimum of $250 million in excess capital from the Canadian operations to Ally. The sale is also subject to regulatory approvals.

Ally’s remaining international businesses include automotive finance operations in Europe and Latin America. The company expects to identify plans for these operations in November.

ResCap Chapter 11 Filing

The ResCap bankruptcy process continues to move forward, and ResCap continues to operate in the normal course of business.

Important developments that have occurred in ResCap's bankruptcy case since August include:

•	ResCap disclosed a proposed comprehensive Chapter 11 plan in connection with a filing in the bankruptcy court in August. The terms of the plan are consistent with the term sheet agreed to by Ally at the outset of the bankruptcy case, and contain a proposed comprehensive settlement agreement reached between Ally and ResCap, including a provision to release Ally from all debtor and third party claims. Timing and terms of a formal plan filing by ResCap are not yet determined.

•	ResCap successfully conducted auctions during the week of Oct. 22 that generated significant additional value for its creditors, including Ally.

Looking ahead, the sale approval hearing before the bankruptcy court will commence on Nov.19, 2012. Additionally, Ally continues to fully cooperate with the court-ordered examination which continues to move forward. Ally remains prepared and confident that the remaining aspects of the Chapter 11 cases will be resolved to Ally's satisfaction. As with any legal process, timing and the outcome can never be guaranteed; however, Ally is focused on receiving a full recovery in the ResCap cases and moving forward with its core businesses.

Ally Bank Agency MSR and Business Lending Operation

On Oct. 26, Ally Bank announced that it launched a process to explore strategic alternatives for its agency MSR portfolio and its business lending operation. The agency MSR portfolio had an unpaid principal balance of approximately $123 billion of mortgage loans in the third quarter 2012.

Ally Bank has been recognized as a leading direct banking franchise and, going forward, the Bank will focus on its customer-centric deposit activities as well as supporting Ally’s auto finance operation.  The agency MSR portfolio and the business lending operation are no longer strategic activities for the Bank.

Ally Bank will continue to originate a modest level of high-quality residential jumbo mortgages for its own portfolio through correspondents and wholesale brokers.

Quarterly Operating Results

For purposes of financial reporting, Ally Financial is comprised of three operating segments: Global Automotive Services, which consists of North American Automotive Finance, Insurance and International Automotive Finance; Mortgage Operations; and Corporate and Other.

Income/(Loss) from Continuing Operations by Segment

($ millions)

				Increase/(Decrease) vs.
	3Q 12	2Q 12	3Q 11	2Q 12	3Q 11
North American Automotive Finance	$510	$631	$551	$(121)	$(41)
Insurance	33	43	111	(10)	(78)
International Automotive Finance	69	72	89	(3)	(20)
Global Automotive Services	$612	$746	$751	$(134)	$(139)
Mortgage Operations (ex. ResCap)[1]	354	110	13	244	341
Corporate and Other (ex. OID)[1,2]	(407)	(323)	(219)	(84)	(188)
Core pre-tax income (ex. ResCap-related items) [3]	$559	$533	$545	$26	$14
Total ResCap-related items[4]	$ -	$(1,285)	$(426)	$1,285	$426
Core pre-tax(loss) income[3]	$559	$(753)	$119	$1,312	$440
OID amortization expense	$76	$96	$225	(20)	(149)
Income tax expense	93	15	93	78	-
Income (loss) from discontinued operations[5]	(6)	(34)	(11)	28	5
Net income (loss)	$384	$(898)	$(210)	$1,282	$594

1.Mortgage Operations and Corporate and Other are presented excluding ResCap-related items. These items are non-GAAP financial measures. For reconciliations, refer to slide 22 in the Ally Financial Inc. 3Q Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/. This presentation will also be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

2. Corporate and Other primarily consists of Ally’s centralized treasury and deposit gathering activities and the residual impacts of the company’s corporate funds transfer pricing and Treasury asset liability management activities. Corporate and Other also includes the Commercial Finance Group, certain equity investments and reclassifications, and eliminations between the reportable operating segments.

3. Core pre-tax income, a non-GAAP financial measure, is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges.

4. ResCap-related items include ResCap financial results prior to deconsolidation and strategic actions charge taken in 2Q12. Refer to slide 22 for details.

5. The following businesses are classified as discontinued operations: the U.K. consumer property and casualty insurance business (sale completed 2Q11); retail automotive finance operations in Ecuador (sale completed 1Q11); automotive finance operations in Russia and Venezuela (sale completed 1Q12); the full-service leasing businesses in Austria, Germany, Greece, Portugal and Spain (sale announced 4Q11); ResMor Trust mortgage operations (Canada) (sale completed 2Q12); and U.K.-based operations that provide vehicle service contracts and insurance products in Europe and Latin America (sale announced 4Q11).

Highlights

•	Ally’s industry-leading U.S. auto finance franchise remained well-positioned, despite substantially increased competition.
o	Significant growth in U.S. automotive earning assets, increasing 21 percent year-over-year.
o	U.S. consumer financing originations at $9.6 billion for the quarter, despite lower subvented volumes.
o	Grew U.S. net financing revenue 22 percent from last year.
o	U.S. diversified new and lease originations up 34 percent and 53 percent year-over-year respectively.
o	Combined, used, lease and diversified new retail originations accounted for more than 50 percent of total U.S consumer originations.
o	Grew number of diversified U.S. dealer relationships 20 percent year-over-year.
o	Written premiums for the quarter at Ally Insurance’s Dealer Products and Services group grew to highest level in four years.
o	Strong progress in RV business with more than 1,100 RV dealer relationships and more than 95 percent year-over-year growth in U.S. consumer originations.
o	Expanded broad set of product offerings with launch of Ally Balloon Advantage auto financing product in 23 states nationwide.

•	Ally Bank continued to build its deposit base and maintained strong customer loyalty with a unique consumer value proposition.
o	Ally Bank recognized ‘Best Online Bank’, ‘Best One-Year CD’ and ‘One of the Best Savings Accounts’, MONEY® Magazine Oct. 2012.
o	Grew retail deposits to $32.1 billion, up 22 percent from the third quarter of 2011.
o	Grew to more than 1.14 million customer accounts, up 24 percent year-over-year.
o	Maintained strong CD balance retention rates of at least 90 percent for fifth consecutive quarter.
o	Launched new advertising campaign in September emphasizing Ally Bank’s customer-centric philosophy based on the concept that “Your Money Needs an Ally.”
o	Ally Bank was named one of the “Best Deals in Online Banking” by Kiplinger.com (July 2012).
o	Won “Outstanding Website” in Banking and Financial Services categories in 16th annual WebAward Competition.

•	Ally maintained a strong capital and liquidity profile with continued interest from lenders and investors.
o	Completed new global secured and unsecured funding transactions totaling more than $6 billion during the quarter and nearly $23 billion year-to-date.
o	Re-entered retail term notes market with successful launch of Ally Financial Term Notes.
o	Improved cost of funds, excluding OID, approximately five basis points quarter-over-quarter.
o	Maintained robust capital ratios with preliminary Tier 1 capital ratio at 13.6 percent.
o	Time to Required Funding remains strong at more than two years.

•	Including dividends and interest, Ally will have paid approximately $5.8 billion to the U.S. Treasury as of Nov. 15, 2012, reflecting approximately one-third of the investment made in the company.

•	Repaid $2.9 billion of TLGP debt in October 2012 with remainder maturing in December 2012.

Liquidity and Capital

Ally grew its consolidated cash and cash equivalents to $17.2 billion as of Sept. 30, 2012, compared to $16.1 billion at June 30, 2012. Included in the Sept. 30 balance are: $7.1 billion at Ally Bank and $1.3 billion at the insurance business.

Ally's total equity was $18.8 billion at Sept. 30, 2012, compared to $18.4 billion at the prior quarter’s end. The company's preliminary third quarter 2012 Tier 1 capital ratio was 13.6 percent, essentially flat compared to the prior quarter with positive net income offset by risk-weighted asset growth due to strong auto originations.

Funding

Ally completed new funding transactions globally totaling $6.3 billion during the third quarter of 2012, which included $4.1 billion of new secured funding transactions, $522 million in a whole loan sale, $1.1 billion of incremental capacity at the parent through new and upsized facilities, and more than $600 million of new unsecured debt, including re-entry into the term notes space with the launch of Ally Financial Term Notes.

The company’s Time to Required Funding remains strong at more than two years as of Sept. 30. This is a liquidity measure expressed as the number of months that the company expects to be able to meet its ongoing liquidity needs as they arise without issuing unsecured debt. It assumes no changes in North American asset growth projections and that the auto asset-backed securities market remains open. Moreover, proactive liquidity management continues to effectively pre-fund more than two years of unsecured debt maturities.

In October, the company repaid $2.9 billion in senior, fixed rate notes guaranteed by the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program (TLGP). The remaining $4.5 billion of TLGP debt will mature and be paid in December of this year.

Deposits

The company remains focused on growing deposits through its direct banking subsidiary Ally Bank. Total deposits increased in the third quarter to $49.9 billion, from $48.0 billion at June 30, 2012. Retail deposits at Ally Bank were $32.1 billion at Sept. 30, 2012, compared to $30.4 billion at the end of the prior quarter. Brokered deposits at Ally Bank totaled approximately $9.9 billion at Sept. 30, 2012, flat from the prior quarter. Ally Bank’s deposit growth was supported by strong savings portfolio growth and CD balance retention rates of 90 percent or higher for the fifth consecutive quarter. At the end of the quarter, Ally Bank had steadily expanded its customer base to 1.14 million customer accounts, growing 24 percent year-over-year, as Ally Bank’s consumer-centric value proposition continued to attract customers.

Ally Bank

For purposes of quarterly financial reporting, Ally Bank's operating results are included within North American Automotive Finance, Mortgage Operations and Corporate and Other, based on its underlying business activities. During the third quarter of 2012, Ally Bank reported pre-tax income of $353 million, compared to $375 million in the corresponding prior year period. Performance versus the comparable prior year period was driven by improved net financing revenue from Global Automotive Services and income from Home Affordable Refinance Program (HARP) production in Mortgage Operations. However, this was more than offset by non-repeating gains on asset sales in the comparable prior year period and lower mortgage net financing revenue resulting from the company’s decreased presence in the correspondent lending channel and exit from warehouse lending. Total assets at Ally Bank were $92.8 billion at Sept. 30, 2012, compared to $87.3 billion at June 30, 2012. The increase in assets was driven by retail automotive finance and lease originations, as well as increased cash balances and mortgage held-for-sale assets. This was partially offset by lower warehouse lending assets. Approximately 62 percent of the company’s U.S. assets were funded at Ally Bank as of Sept. 30, 2012.

Global Automotive Services

Global Automotive Services is comprised of Ally's auto-centric businesses: North American Automotive Finance, Insurance and International Automotive Finance. The group reported third quarter 2012 pre-tax income from continuing operations of $612 million, versus $751 million in the comparable prior year period.

North American Automotive Finance

North American Automotive Finance, which includes results for the U.S. and Canada, reported pre-tax income of $510 million for the third quarter of 2012, compared to $551 million in the corresponding prior year period. This decrease was mainly driven by a larger loan loss provision primarily resulting from strong asset growth and higher charge-offs in-line with portfolio growth. It was partially offset by strong net financing revenue, which improved $101 million year-over-year, mainly driven by a growing portfolio. Lower gain on whole loan sales and lower servicing fee income also affected the results.

North American consumer financing originations in the third quarter of 2012 were $10.6 billion, compared to $11.1 billion in the corresponding prior year period. Consumer financing origination levels in the third quarter of 2012 were driven primarily by growth in the lease and diversified channels. In the U.S., third quarter 2012 consumer financing originations were $9.6 billion, compared to $10.0 billion in the third quarter of 2011, and were comprised of $4.7 billion of new retail, $2.3 billion of used and $2.6 billion of leases. U.S. diversified new retail originations increased 34 percent year-over-year, while U.S. lease originations grew 53 percent compared to the third quarter of 2011. Combined, used, lease and diversified new retail originations continue to account for more than 50 percent of total U.S consumer originations.

Earning assets for North American Automotive Finance, which are on-balance sheet assets comprised primarily of consumer receivables, the consumer held-for-sale portfolio, leases and commercial receivables, totaled $106 billion, up 18 percent compared to the end of the third quarter of 2011. Consumer earning assets totaled $73 billion, up 22 percent year-over-year, as strong originations continued to outpace asset run-off. Commercial earning assets grew to $33 billion at Sept. 30, 2012, compared to $30 billion at the end of the comparable prior year period. The year-over-year increase was largely driven by higher dealer inventory levels to support growing auto industry sales.

Insurance

Insurance, which focuses on dealer-centric products such as extended service contracts and dealer inventory insurance, reported pre-tax income from continuing operations of $33 million in the third quarter of 2012, compared to $111 million in the corresponding prior year period, largely driven by investment losses resulting from an other than temporary impairment in the equity portfolio this quarter. Net investment income was a loss of $12 million in the third quarter of 2012, compared to $44 million of income in the comparable prior year period. Underwriting income declined due to lower vehicle service contract volumes, which was partially offset by lower weather-related losses. However, the Dealer Products and Services group continued to see growth in written premiums at $285 million for the third quarter of 2012, the highest level in four years.

International Automotive Finance

International Automotive Finance reported pre-tax income from continuing operations of $69 million in the third quarter of 2012, compared to $89 million in the same period last year. Higher asset levels were mainly offset by unfavorable foreign exchange rates and higher loss provision expense. International consumer originations from continuing operations were $2.2 billion during the third quarter of 2012, compared to $2.6 billion in the comparable prior year period. Steady markets in China and Latin America were more than offset by historically low auto industry sales volume across Europe and the negative impact of declining foreign exchange rates.

Mortgage Operations

During the third quarter 2012, Mortgage Operations, reported pre-tax income of $354 million, compared to pre-tax income (excluding ResCap) of $13 million during the third quarter of 2011.1 Performance in the quarter was driven by strong gain on sale revenue driven by HARP production and favorable MSR activity, net of hedge.

Total mortgage loan production in the third quarter of 2012 was $8.2 billion, consisting primarily of prime conforming loans, compared to $5.9 billion in the second quarter of 2012 and $15.6 billion in the third quarter of 2011.2 The decrease in loan production year-over-year was largely driven by the company’s strategic decision to reduce its presence in the correspondent lending channel. Additionally, Ally Bank announced it was exiting the warehouse lending business in July as it had become less strategic to the business, which in part affected production levels. Refinancing activity remained strong, accounting for 82 percent of overall loan production during the quarter.

Corporate and Other

Corporate and Other primarily consists of Ally’s centralized treasury and deposit gathering activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with new debt issuances and bond exchanges. Corporate and Other also includes the Commercial Finance business, certain equity investments and reclassifications, and eliminations between the reportable operating segments.

Corporate and Other reported a core pre-tax loss (excluding OID amortization expense) of $407 million, compared to a core pre-tax loss (excluding ResCap-related items) of $219 million in the comparable prior year period.3 The results were primarily affected by increased employee-related expense accruals, a shift in the equity investment portfolio strategy to lower yielding assets and a lower gain on investments due to less favorable market conditions.

OID amortization expense totaled $76 million in the third quarter of 2012, compared to $225 million reported in the corresponding prior year period.

1 For details with respect to how ResCap impacted Mortgage Operations for the periods shown, refer to slide 22 in the Ally Financial Inc. 3Q Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/. This presentation will also be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

2 Production in 2Q12 and 3Q11 excludes ResCap.

3 Core pre-tax loss is a non-GAAP financial measure. Refer to slides 20 and 22 in the Ally Financial Inc. 3Q Earnings Review presentation for reconciliation to GAAP amounts. This is available at www.ally.com/about/investor/events-presentations/. This presentation will also be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

Additional Financial Information

For additional financial information, the third quarter 2012 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/index.html.

About Ally Financial Inc.

Ally Financial Inc. is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full suite of financing products and services, including new and used vehicle inventory and consumer financing, leasing, inventory insurance, commercial loans and vehicle remarketing services. Ally Bank, the company's direct banking subsidiary, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and online checking. Ally's Commercial Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $182 billion in assets as of Sept. 30, 2012, Ally operates as a bank holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @ally.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally's actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors (“GM”), and Ally and Chrysler Group LLC (“Chrysler”); the profitability and financial condition of GM and Chrysler; bankruptcy court approval of the plan and settlement related to the bankruptcy filings by Residential Capital, LLC and certain of its subsidiaries; our ability to realize the anticipated benefits associated with being a bank holding company, and the increased regulation and restrictions that we are now subject to; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of Ally, Chrysler, or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:

Gina Proia
646-781-2692
gina.proia@ally.com

Sarah Comstock

313-656-6954

sarah.n.comstock@ally.com